Exhibit (a)(34)

    FOR IMMEDIATE RELEASE:  July 28, 1997

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
    INVESTOR CONTACT:               U.S. SURGICAL HOME PAGE     MEDIA CONTACT:
    Marianne Scipione               http://www.ussurg.com       Steve Rose
    Vice President                                              Director
    Corporate Communications                                    Media Relations
    203-845-1404                                                203-845-1732
    marianne.scipione@ussurg.com                                steve.rose@ussurg.com
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                     U.S. SURGICAL ANNOUNCES PROXY CONTEST
                   TO ELECT TWO DIRECTORS TO CIRCON'S BOARD
                      AND TO PASS SHAREHOLDER RESOLUTION

              NORWALK, Conn.--United States Surgical Corporation
    (NYSE:USS) today announced that it has filed preliminary proxy solicitation materials with the Securities and Exchange Commission relating to the election of USS candidates to the Board of Directors of Circon Corporation (NASDAQ:CCON) and to the adoption of a shareholder resolution at Circon's upcoming annual meeting.

              USS has proposed Charles M. Elson, professor, Stetson University College of Law, St. Petersburg, Fla., and prominent shareholder activist, and Victor H. Krulak, Lt. Gen., U.S. Marine Corps, Ret., and president, Words Limited, San Diego, Calif., for the two director positions up for election. In addition, USS has proposed a shareholder resolution urging Circon's Board of Directors to arrange for the prompt sale of the company to the highest bidder.

              Leon C. Hirsch, chairman and CEO of USS said, "Although Circon shareholders have shown overwhelming support for a merger of the two companies, Circon's board and management have continually refused to meet with us. The upcoming election of directors and the shareholder resolution will give Circon shareholders the opportunity to begin the process of taking control of the company."

              This release does not constitute a solicitation of proxies. Any such solicitation will be made only pursuant to proxy materials in compliance with the federal securities laws.

              United States Surgical Corporation is a diversified surgical products company specializing in minimally invasive technologies that improve patient care and lower health care costs.

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